SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-27392

                                ElectroStar, Inc.
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             (Exact name of registrant as specified in its charter)

                      710 North 600 West, Logan, Utah 84321
                                 (801) 753-4700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]
         Rule 12g-4(a)(1)(ii)       [_]
         Rule 12g-4(a)(2)(i)        [_]
         Rule 12g-4(a)(2)(ii)       [_]
         Rule 12h-3(b)(1)(i)        [_]
         Rule 12h-3(b)(1)(ii)       [_]
         Rule 12h-3(b)(2)(i)        [_]
         Rule 12h-3(b)(2)(ii)       [_]
         Rule 15d-6                 [_]

Approximate number of holders of record as of the certification or notice date:

         Common Stock, par value $0.01 per share       1

         Pursuant to the requirement of the Securities Exchange Act of 1934, ElectroStar, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 10, 1997         ELECTROSTAR, INC.


                               By: /s/ Barbara S. Miller
                                  ---------------------------
                               Name: Barbara S. Miller
                               Title: Vice President